Exhibit 3.1

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 03/31/1993 930905242 - 2325434

RESTATED CERTIFICATE OF

INCORPORATION

OF

EMERGING DELTA CORPORATION

Emerging Delta Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the Corporation is Emerging Delta Corporation. Emerging Delta Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 10, 1993. The corporation has not received any payment for the issuance of any of its capital stock.

2.	Pursuant to Section 241 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

3.	The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows, effective on the date of filing this Restated Certificate of Incorporation with the Delaware Secretary of State. The capital of the corporation shall be increased by reason of this amendment to the extent set forth below amendment.

FIRST: The name of the Corporation is Emerging Delta Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent 19901. The name of its registered agent at the address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes which the Corporation is authorized to have outstanding is Two Hundred and Fifty Thousand (250,000) shares of which stock Two Hundred Thousand (200,000) shares in the par value of $1.00 each, amounting in the aggregate to Two Hundred Thousand Dollars ($200,000) shall be common stock and of which Fifty Thousand (50,000) shares in the par value of $1.00 each, amounting in the aggregate to Fifty Thousand Dollars ($50,000) shall be preferred stock. The board of directors is authorized to effect any forward or reverse stock split without the approval of stockholders. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock (and, in the discretion of the board of directors, common stock) in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and the qualifications, limitations or restrictions thereof; provided, however, that in the case of the issuance of common stock, the authority of the board with respect to each series shall include, but not be limited to, determination of the following:

(a)	The number of shares constituting that series and the distinctive designation of that series;

(b)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption rates;

(f)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h)	Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

FIFTH: Election of directors ar an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the corporation shall otherwise provide. The number of directors of the corporation which shall constitute the whole board of directors shall be such as from time to time shall be fixed by or in the manner provided in the bylaws.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

SEVENTH: A director of the corporation shall not be personally liable for monetary damages to the corporation or its stockholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit.

EIGHTH: A director or officer of the corporation shall not be disqualified by his or her office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise. No transaction, contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer of the Corporation is a member of any firm, a stockholder, director or officer of any corporation or trustee or beneficiary of any trust that is in any way interested in such transaction, contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction, contract or act of the corporation or for any gain or profit directly or indirectly realized by him or her by reason of the fact that he or she or any firm in which he or she is a member or any corporation of which he or she is a stockholder, director, or officer, or any trust of which he or she is a trustee, or beneficiary, is interest in such transaction, contract or act; provided the fact that such director or officer or such firm, corporation, trustee or beneficiary of such trust, is so interest shall have been disclosed or shall have been known to the members of the board of directors as shall be present at any meeting at which action upon such contract, transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or take action in respect to any such contract, transaction or act, and may vote thereat to authorize, ratify or approve any such contract, transaction or act, and any officer of the corporation may take any action within the scope of his or her authority, respecting such contract, transaction or act with like force and effect as if he or she or any firm of which he or she is a member, or any corporation of which he or she is a stockholder, director or officer, or any trust of which he or she is a trustee or beneficiary, were not interested in such transaction, contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, and notwithstanding any statue or rule of law or equity to the contrary (if any there be) his or her good faith shall be presumed in the absence of proof to the contrary by clear and convincing evidence.

NINTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors of class of creditors, and/or the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

TENTH: The corporation reserves the right to amend and repeal any provision contained in this certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

ELEVENTH: The incorporator is Jehu Hand whose mailing address is 25301 Cabot Road, Suite 105, Laguna Hills, California 92653.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed this 16th day of February, 1993.

EMERGING DELTA CORPORATION

/s/ Jehu Hand
Jehu Hand
Sole Incorporator